UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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INSPERITY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Please see also the additional definitive materials filed on May 11, 2017 and May 17, 2017, which also supplement our proxy statement dated April 28, 2017 (our "Proxy Statement").

Supplemental Information for Proposal Number 1: Election of Directors

The following information supplements the sections entitled “— Directors Not Currently Subject to Election — Class III Directors (Term Expires at 2019 Annual Meeting of Stockholders)” and “— Summary of Committee Memberships” under "Proposal Number 1: Election of Directors” in our Proxy Statement.

On May 22, 2017, Michael W. Brown informed us of his decision to retire from the Board at the 2017 Annual Meeting of Stockholders. Mr. Brown also serves as Chair of the Company’s Compensation Committee and is a member of the Company’s Nominating and Corporate Governance Committee. Mr. Brown’s decision to retire is not due to any disagreements with the Company on any matter related to our operations, policies or practices.

Supplemental Information for Proposal Number 5: Approval of the Insperity, Inc. 2012 Incentive Plan, as Amended and Restated

The Board determined to clarify that the Amended Plan does not provide for the payment of excise tax gross-ups in the event of a change in control. Accordingly, all references to the "Amended Plan" are deemed to refer to Appendix A to our Proxy Statement as further modified by deleting the language stricken below:

18. Parachute Payment Limitation. Notwithstanding any contrary provision of the Plan, the Committee may provide in the Award Agreement or in any other agreement with the Participant for a limitation on the acceleration of vesting and exercisability of unmatured Awards to the extent necessary to avoid or mitigate the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant ~~or may provide for a supplemental payment to be made to the Participant as necessary to offset or mitigate the impact of the golden parachute excise tax on the Participant~~. In the event the Award Agreement or other agreement with the Participant does not contain any contrary provision regarding the method of avoiding or mitigating the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant, then notwithstanding any contrary provision of this Plan, the aggregate present value of all parachute payments payable to or for the benefit of a Participant, whether payable pursuant to this Plan or otherwise, shall be limited to three times the Participant’s base amount less one dollar. The order of such limitation, to the extent necessary, shall be: (a) severance payments; (b) cash payments outside of the Plan; and (c) unvested Performance Awards, in order that this limitation not be exceeded. For purposes of this Section 18, the terms “parachute payment,” “base amount” and “present value” shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this Section 18 to avoid excise taxes on the Participant under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.
In addition, and as a result of such change to the Amended Plan, the section in our Proxy Statement entitled "Proposal Number 5: Approval of the Insperity, Inc. 2012 Incentive Plan, as Amended and Restated — Summary of the Amended Plan — Other Terms and Limitations — Change in Control" is modified as reflected below:

The Original Plan provides that, upon a “change in control” of the Company (as defined in the plan), all awards would become immediately exercisable or payable unless otherwise provided. While the Committee retains broad administrative authority to accelerate vesting or exercisability of awards under the Amended Plan, automatic single trigger accelerated vesting is not provided under the terms of the Amended Plan. ~~The Amended Plan states that the Committee may provide in an agreement with the participant for a supplemental payment to mitigate the effect of “golden parachute” excise taxes. In the absence of such an agreement,c~~Certain payments payable to the participant, whether under the Amended Plan or otherwise (as listed in the Amended Plan), will be limited so as to avoid the impact of the golden parachute excise tax.

THE BOARD CONFIRMS ITS RECOMMENDATION THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE 2012 INCENTIVE PLAN, AS AMENDED AND RESTATED, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.